Revised Exhibit 10.6

FIRST AMENDMENT AGREEMENT

THIS FIRST AMENDMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of August 2017, by and between Atlas Financial Technologies Corp., a Delaware corporation located at 301 S. Missouri Ave., Clearwater, FL 33756 (the “Purchaser”); and Forex Development Corporation, a Delaware corporation located at 115 W 18th St., 2nd Floor, New York, NY 10011 (the “Seller”).

W I T N E S S E T H

WHEREAS, on July 19, 2017 Seller and Purchaser entered into an Asset Purchase Agreement (the “Purchase Agreement”) and a Technology Services Agreement (the “Services Agreement” and together with the Purchase Agreement, the “Existing Agreements”);

WHEREAS, the Closing and associated first payment of the Purchase Price (as detailed in Section 2(a)(i) of the Purchase Agreement, the “First Payment”) required the complete delivery to Purchaser of the Seller Assets (as detailed in Schedule I of the Purchase Agreement).

WHEREAS, certain items of documentation that form part of the Seller Assets are not available for delivery to Purchaser in English language form as of the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, notwithstanding anything to the contrary in the Existing Agreements, the parties hereby agree as follows:

1. Recitals and Definitions. The foregoing recitals are incorporated herein by reference and made an integral part of this Agreement. Except as specifically provided herein, capitalized terms used in this Agreement shall have the same meaning as in the Existing Agreements.

2. Waiver. Purchaser hereby waives the requirement for Seller to deliver the items listed on Schedule I of this Agreement as a condition of Closing and First Payment.

3. Second Payment. Section 2(a)(ii) of the Purchase Agreement is amended to add an additional condition precedent to the second staged payment of the Purchase Price requiring the Seller to deliver, to the satisfaction of the Purchaser, the items listed in Schedule I.

4. SOW #07. Seller’s obligation to deliver the translated documents listed in Schedule I is detailed in a Statement of Work detailed in Schedule II.

5. Failure to Deliver. If Seller fails to deliver the items listed in Schedule I to the satisfaction of Purchaser by September 1, 2017, Seller reserves the right to undertake translation of the undelivered documentation listed on Schedule I and deduct such costs of translation from the Second Payment.

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6. Statements of Work. Schedule II details the SOW’s (reference #01 through #07) to be incorporated by reference in the Services Agreement as detailed in Section 1 of the Services Agreement.

7. Entire Agreement; Amendment. This Agreement (including all Schedules hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties to this Agreement), the Mutual Non-Disclosure Agreement (signed by the parties as of April 5, 2017), the Existing Agreements and the General Assignment and Release constitute the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof. This Agreement may not be modified or otherwise amended except by an instrument in writing executed by the parties to this Agreement.

8. Assignability. This Agreement shall not be assignable, including by operation of law, by any of the parties to this Agreement without the prior written consent of all other parties to this Agreement; provided, however, that Purchaser may assign its rights under this Agreement to a wholly-owned subsidiary formed for purposes of operating the Platform. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement. Nothing expressed or referred to herein is intended or shall be construed to give any third party or other person any legal or equitable right, remedy, claim or intended benefit hereunder.

9. Venue; Process. The parties to this Agreement agree that jurisdiction and venue of any action brought pursuant to this Agreement, to enforce the terms hereof or otherwise with respect to the relationships between the parties created or extended pursuant hereto, shall properly lie in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida in and for Pinellas County, or in the United States District Court for the Middle District of Florida, Tampa Division. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper.

All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within 20 business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Tampa, Florida, U.S.A. in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys’ fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information, except to the extent public disclosure of such information is required by applicable securities laws or regulations.

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10. Attorneys’ Fees. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties agrees that the prevailing party will be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

11. Further Assurances. The parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as Purchaser or Purchaser’s counsel may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Section and Other Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14. Governing Law. The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida (except any choice of law provision of Florida law shall not apply if the law of a state or jurisdiction other than Florida would apply thereby).

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto, all on the date first above written.

BUYER: Atlas Financial Technologies Corp.		SELLER: Forex Development Corporation

By:	/s/ Daniel Caamano V.	By:	/s/ Mitchell Eaglstein
Name:	Daniel Caamano V.	Name:	Mitchell Eaglstein
Title:	General Counsel	Title:	CEO

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